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Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hawaiian Electric Industries, Inc.:

        We consent to use of our reports dated February 19, 2010, with respect to the consolidated balance sheet of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2009 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2009 and all related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Honolulu, Hawaii
November 4, 2011

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  Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm